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                                                                   Exhibit 23



The Board of Directors
Maxxim Medical, Inc. and subsidiaries


We consent to incorporation by reference in the registration statement (No. 333-27609) on Form S-8 of Maxxim Medical, Inc. and subsidiaries of our report dated December 23, 1997, relating to the consolidated balance sheets of Maxxim Medical, Inc. and Subsidiaries as of November 2, 1997 and November 3, 1996, and the related consolidated statements of earnings, retaining earnings, and cash flows for each of the years in the three-year period ended November 2, 1997, and all related schedules, which report appears in the November 2, 1997, annual report on Form 10-K of Maxxim Medical, Inc. and subsidiaries.



                                                     KPMG PEAT MARWICK LLP



Houston, Texas
January 22, 1998